AMENDMENT TO ARTICLES FOUR AND TEN

                 OF THE CORPORATION'S ARTICLES OF INCORPORATION

                             EFFECTIVE JULY 20, 2000

                                  ARTICLE FOUR

                                  CAPITAL STOCK

         Section 1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue shall be 100,000,000 shares consisting of 85,000,000 common shares (the "Common Shares") and 15,000,000 preferred shares (the "Preferred Shares"). The Corporation's shares shall have a par value of $0.001 per share and are nonassessable.

         Section 2.  Terms of Preferred Shares.
         ---------   -------------------------

         (a) Preferred Shares may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Shares and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Shares before the issuance of any shares of that series by the adoption of a resolution that specifies the terms of that series of Preferred Shares. All shares of a series of Preferred Shares must have preferences, limitations, and relative voting and other rights identical to those of other shares of the same series. No series of Preferred Shares need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Shares. Before issuing any shares of a series of Preferred Shares, the Board of Directors shall (i) adopt a resolution that fixes and sets forth the distinctive designation of such series; the number of shares that shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; and the preferences, limitations, and relative voting and other rights of the series; and (ii) file a certificate of designation with the Nevada Secretary of State. Authority is hereby expressly vested in the Board of Directors to fix all of the preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Articles of Incorporation or any amendment hereof.

         (b) Preferred Shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or that, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Shares, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Shares in accordance with Section 2(a) of this Article Four.


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                                   ARTICLE TEN

                                VOTING OF SHARES

         Section 1. Common Shares. Except as otherwise provided by the Corporation Law or by the provisions adopted by the Board of Directors pursuant to Section 2(a) of Article Four hereof describing the Preferred Shares or a series thereof, the Common Shares shall have unlimited voting rights. At every meeting of the shareholders of the Corporation every holder of Common Shares shall be entitled to one vote in person or by proxy for each Common Share standing in such holder's name on the share transfer records of the Corporation.

         Section 2. Preferred Shares. Except as required by the Corporation Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 2(a) of Article Four hereof describing the terms of Preferred Shares or a series thereof, the holders of Preferred Shares shall have no voting rights or powers. Preferred Shares shall, when validly issued by the Corporation, entitle the record holder thereof to vote on such matters, but only on such matters, as the holders thereof are entitled to vote under the Corporation Law or pursuant to Section 2(a) of Article Four hereof describing the terms of Preferred Shares or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law).